Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES THE CLOSING

OF ITS ROCHAS BRAND ACQUISITION

New York, New York – June 1, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its majority owned Paris-based subsidiary, Interparfums SA closed on its Rochas brand acquisition effective May 29, 2015, in accordance with the terms of the agreement with Procter & Gamble Co. dated March 19, 2015.

Interparfums completed the acquisition for $108 million, excluding inventory, financed by a €100 million loan repayable over five years, subject to standard covenants.

Based on currently low inventory levels and the timetable for its integration, Inter Parfums, Inc. does not anticipate a significant impact on total sales, and is therefore maintaining its previously articulated guidance for 2015 net sales of approximately $470 million.

Jean Madar, Chairman and CEO of Inter Parfums, Inc.: "This acquisition opens up a new page in the company's history by integrating for the first time both fragrances and fashion. This will allow us to apply a global approach to managing a fragrance brand with complete freedom in terms of creativity and aesthetic choices and a very high degree of visibility to establish a position of even greater preeminence for Rochas in the universe of luxury. We will now take time in the second part of 2015 to define the priorities for the brand's development and build a sustainable long-term strategy."

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums, Inc. News Release

June 1, 2015

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com